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                                                                    Exhibit 99.1

[TECO LOGO]


                                                           FOR IMMEDIATE
RELEASE


CONTACT:   NEWS MEDIA: LAURA PLUMB - (813) 228-1572
           INVESTOR RELATIONS: MARK KANE - (813) 228-1772
           INTERNET: HTTP://WWW.TECOENERGY.COM

TECO ENERGY REPORTS FOURTH QUARTER AND FULL-YEAR 2001 EARNINGS AND UPDATES FINANCIAL OUTLOOK AND INFORMATION

         TAMPA, JANUARY 9, 2002 -- TECO Energy, Inc. (NYSE:TE) today reported its 2001 financial results and provided updated information on its 2002 outlook, its capital spending plans and the status of the bank financing for the construction of two power plants for TECO Power Services (TPS).

FINANCIAL RESULTS: 2001 EARNINGS INCREASE 14 PERCENT

         TECO Energy's full-year 2001 earnings per share rose 14 percent to $2.26 per share from $1.99 per share for 2000. Fourth quarter earnings increased 2 percent to $0.47 per share from $0.46 per share in 2000.

         Full-year 2001 net income was $303.7 million, up 21 percent compared with 2000's net income of $250.9 million. Net income for the quarter was $64.8 million, 12 percent higher than the $57.8 million recorded in the 2000 period. Full-year 2001 revenues rose 15 percent to more than $2.6 billion from $2.3 billion last year.

         TECO Energy Chairman and CEO Robert Fagan said, "TECO Energy had another great year in 2001. In April, we committed to delivering 15 percent earnings-per-share growth for the year, and we remained committed to that target even in the face of a slowdown in the national economy and lower energy prices. By the end of the year, we had essentially delivered the growth we had projected earlier in the year, achieving record revenues and net income. This is a major accomplishment for all of the TECO Energy companies."

         "I see 2002 as a transition year for TECO Energy while we continue the construction of major TPS generating projects expected to come on line and add to earnings

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in 2003. For 2002, we are targeting earnings per share growth of 5 percent or more. Unlike utilities in other areas of the country, we expect continued growth in our regulated electric and gas operations in Florida. We also expect growth from our diversified portfolio of unregulated companies. Our mix of businesses allows our company to grow during time periods when others are not," Fagan added.

OPERATING SEGMENT RESULTS:

         Results for the fourth quarter reflected the continued customer growth at the regulated electric and gas businesses; contributions from higher conventional and synthetic fuel production along with better margins at TECO Coal, and improved results at TECO Solutions.

                                   THREE MONTHS               TWELVE MONTHS
                                   ENDED DEC. 31              ENDED DEC. 31
                                ==================        ====================
(in millions)

NET INCOME SUMMARY               2001         2000         2001          2000
                                -----        -----        ------        ------
Tampa Electric                  $28.6        $25.6        $154.0        $144.5
Peoples Gas System                5.8          5.9          23.1          21.8
                                -----        -----        ------        ------
     Total regulated            $34.4        $31.5        $177.1        $166.3

TECO Power Services             $ 2.1        $ 6.5        $ 26.9        $ 22.8
TECO Transport                    6.0          6.5          27.5          29.2
TECO Coal                        18.4         12.1          59.0          33.5
Other unregulated companies       7.7          7.3          35.1          28.1
Parent / other                   (3.8)        (6.1)        (21.9)        (29.0)
                                -----        -----        ------        ------
     Total unregulated          $30.4        $26.3        $126.6        $ 84.6

Net income                      $64.8        $57.8        $303.7        $250.9
                                =====        =====        ======        ======

Segment net income includes internally allocated financing costs. Individual company results for the same periods last year have been restated to reflect the allocation of financing costs.

         Tampa Electric's net income for the fourth quarter was $28.6 million, compared with $25.6 million for the same period in 2000. Allowance for funds used during construction (AFUDC) (which represents interest and allowed equity cost capitalized to the construction costs) primarily from the Gannon to Bayside Units 1 and 2 repowering project, increased to $3.7 million for the quarter from $.3 million for the same period last year. Customer growth of 2.8 percent for the quarter was more than offset by mild weather that caused retail energy sales to decline 4.4 percent in the quarter. Total energy sales,

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including sales to other utilities, declined 12.9 percent in the fourth quarter due to the mild weather and generating plant maintenance outages. Expenses for the quarter reflected higher depreciation from normal electric plant additions to support customer growth and higher non-fuel operations and maintenance expenses relating to generating plant maintenance.

         Tampa Electric's full-year net income was $154.0 million, compared with $144.5 million last year. AFUDC for the year increased to $9.2 million from $2.3 million last year. Full-year retail sales were 2.0 percent above 2000 levels, driven by 2.8 percent customer growth and increased usage by residential and commercial customers. Tampa Electric also benefited from lower interest rates on short-term borrowing. Higher operating expenses for the year included the increased depreciation from normal plant additions to support customer growth and the addition of the Polk Unit 2 combustion turbine in May 2000, and higher operations and maintenance expenses reflecting increased generating unit maintenance costs.

         Peoples Gas System reported net income of $5.8 million for the quarter, down slightly from the $5.9 million recorded in the same period last year. Quarterly results reflected customer growth of 4.2 percent, offset by decreased volumes for the weather-sensitive residential and commercial customers as a result of mild early-winter weather. Volumes for electric power generators and off-system sales increased in the quarter as lower gas prices made gas utilization more attractive.

         Full-year results at Peoples Gas System improved 6 percent over 2000, with net income increasing to $23.1 million from $21.8 million last year. Full-year customer growth of 4 percent contributed to higher gas sales to residential and commercial customers. The high cost of gas, earlier in the year, had a negative impact on sales to larger interruptible and power generation customers, many of whom have the ability to switch to alternative fuels or to simply alter consumption patterns. The price differential between natural gas and alternative fuels once again favors natural gas. Customers are returning to natural gas as alternative fuel inventories are exhausted and contractual commitments expire.

         TECO Power Services' net income for the quarter was $2.1 million, compared with $6.5 million last year, while full-year net income of $26.9 million was 18 percent higher than the $22.8 million reported last year. Results for the fourth quarter reflect increased


                                      (3)
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earnings from the Hamakua and Commonwealth Chesapeake stations, which entered service in mid-to-late 2000, and the Alborada Station in Guatemala, all of which were more than offset by increased financing and development costs and lower earnings at the San Jose Station due to the timing of maintenance outages.

         Full-year results at TPS reflected higher earnings from the Hamakua and Commonwealth Chesapeake stations, the Guatemalan generating stations and the return on TPS' investments in the Panda Texas projects, which were added in September 2000. The improved operating performance was partially offset by increased financing costs and a $6.1 million after-tax valuation reserve recognized in the first quarter for TPS' second quarter sale of its minority interests in Energia Global International, Ltd. (EGI), which owned small projects in Central America.

         TECO Transport reported net income of $6.0 million in the quarter, compared to $6.5 million for the same period last year. In the fourth quarter, increased earnings from U.S. government grain programs and phosphate shipments were more than offset by lower northbound river business and higher operating expenses. For the year, net income was $27.5 million compared to $29.2 million in 2000. Increased phosphate and other product shipments, higher revenues from outside services at the river company, and lower fuel prices were offset by lower U.S. government grain program shipments, higher operating costs primarily related to depreciation, and lower steel-related products handled by the river terminal. Results for last year included an after-tax gain of approximately $1.5 million associated with the disposition of equipment.

         TECO Coal achieved fourth quarter net income of $18.4 million, 52 percent higher than the $12.1 million reported last year; full-year net income was $59.0 million, compared with $33.5 million. Results for both the year and quarter periods were driven primarily by better margins and higher synthetic fuel production, increased tax credits from the synthetic fuel production, increased conventional coal production from the Perry County mining facilities acquired late last year and higher metallurgical coal prices.

         In late 2001, TECO Coal received a Private Letter Ruling from the Internal Revenue Service regarding the production of synthetic fuel from its two synthetic fuel production facilities. The private letter ruling confirms that the facilities produce a qualified fuel eligible for Section 29 tax credits available for the production of such non-conventional fuels.

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         TECO Energy's other unregulated companies recorded net income of $7.7 million and $35.1 million for the fourth quarter and full year, respectively, compared to $7.3 million and $28.1 million for the same periods in 2000. TECO Coalbed Methane achieved higher earnings for the year as higher gas prices more than offset production declines. Full-year realized gas prices were $3.66 per mcf on 15.0 bcf of production compared to $2.75 on 15.7 bcf of production in 2000. Full-year results for 2000 included an $8.3-million gain from the US Propane and Heritage Propane transactions and the $3.8-million charge to adjust property values at TECO Properties.

         Results for 2001 were not affected by the previously reported $3.5 million of potential exposure related to Enron Corp. from operations.

NON-OPERATING ITEMS

         Financing costs were higher for the year-to-date period, reflecting higher borrowing levels primarily associated with the expansion of the independent power business. In 2001, TECO Energy allocated portions of financing costs to the respective operating subsidiaries. Segment results for 2001 reflect these allocated financing costs; prior periods have been restated to reflect pro forma financing costs as if the costs had been similarly allocated. Higher net income was not fully reflected in higher earnings per share due to increased average shares outstanding resulting from the issuance of 8.625 million and 3.5 million shares of common equity in March and October of 2001, respectively.

         Cash from operations was $113.9 million for the quarter, compared with $53.0 million in 2000. Cash used for investing activities was $351.2 million, compared with $444.4 million last year. Net cash received from financing activities was $279.8 million, compared with $464.6 million last year, including dividend payments of $48.1 million in the fourth quarter of 2001, compared with $42.2 million last year.

         Year-to-date cash from operations was $513.1 million, compared with $386.3 million in 2000. Cash used for investing activities was $1,106.0 million, compared with $1,049.8 million last year. Net cash received from financing activities was $613.6 million, compared with $665.6 million last year, including dividend payments of $184.2 million for 2001 compared with $167.4 million last year.

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FINANCIAL OUTLOOK AND INFORMATION UPDATE:

OUTLOOK

         TECO Energy is targeting earnings-per-share growth of 5 percent or more in 2002. The Florida operations are expected to experience good customer and volume growth. Florida's diverse, service-based economy has only a small percentage of industrial load and is not expected to be impacted by an economic slowdown to the same degree as areas of the country that are based on manufacturing. In addition, Tampa Electric expects increased AFUDC earnings associated with its Gannon to Bayside Units 1 and 2 repowering project. TECO Coal expects to realize higher net income from increased coal prices, and TECO Transport expects increased earnings from more normal shipping patterns for U.S. Government grain shipments and phosphate products. TPS expects to achieve net income growth in 2002 from the escalation in capacity payments and lower interest expense at the San Jose Power Station and a full year of operation of both the second phase of the Commonwealth Chesapeake Power Station in Virginia and the Frontera Power Station in Texas. In addition, TPS' 2001 results included the $6.1 million write-off associated with the termination of the EGI investment.

         The targeted earnings-per-share growth takes into effect the equity that is expected to be issue in 2002 as discussed below.

STATUS OF NEPCO CONTRACTS AND BANK FINANCING:

         As previously reported, an Enron subsidiary, NEPCO, is currently serving as the construction contractor for four power stations in which TPS has interests. Two of the projects for which NEPCO is the contractor have financing in place with a syndicate of banks. These projects are the Union and Gila River projects, which are sponsored by a joint venture of TECO Energy and Panda Energy International, Inc. Because Enron had guaranteed NEPCO's obligations under the construction contracts, the bankruptcy of Enron permitted the project lenders to stop funding construction costs for the Union Power and Gila River projects unless the condition is cured or waived.

         TPS and Panda have reached an understanding with the lead project lenders with respect to submittal of a plan to the syndicate banks to remedy the situation and resume project funding. Indications from the remaining syndicate banks regarding the proposed plan are positive, and approval is expected shortly. The plan involves TECO Energy replacing Enron as the guarantor of certain of NEPCO's obligations under the

                                      (6)
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construction contracts for these two projects, including payment by the company of any project cost overruns (currently estimated at $63 million, against which TECO Energy could offset any of the unused construction contingency amount remaining after completion of construction).

         Funding will resume upon final bank approval at the previously agreed upon 60/40 ratio of non-recourse debt to project equity, except for the acceleration of $200 million of project equity contributions to mid-year 2002. As a result, the complete project equity commitment of $1.12 billion would be expected by October 2002 rather than the originally planned mid-2003 date.

         TPS and Panda have requested the required approval from the project lenders on January 11, 2002. In the event that bank approval is not received, TPS and Panda would have until January 31, 2002 to remedy the situation by providing a suitable replacement obligor.

         The other two projects, Dell and McAdams, are owned by TPS and were in the process of being financed. Financing activities for these projects will resume upon completion of the activities required to resume funding for the Union and Gila River projects.

REVISED CAPITAL EXPENDITURE FORECAST:

         In light of the accelerated equity commitments for the Union and Gila River projects under the bank financing plan and the capital requirements for committed regulated and unregulated projects, the company is exploring various options to strengthen its balance sheet. As a first step, the company has reduced its capital expenditure forecast for 2002 through 2004 by about $700 million primarily by delaying for an extended period generation projects that are not yet under construction for TPS and Tampa Electric, including the recently announced Bayside Units 3 and 4 repowering project. Resumption of work on those projects will be evaluated periodically as market conditions evolve.

         The total reduction in 2002 of $320 million, more than offsets the effect of accelerating equity commitments at the Union and Gila River projects under the bank financing plan. The majority of the reduction in capital expenditures occurs in 2003, when expenditures are $280 million lower than forecast in October 2001. The 2004 reduction is $105 million.

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         In an unrelated matter, the in-service date for TPS' Dell Power Station in Arkansas has been delayed until early 2003 due to the delay in the completion of a natural gas compressor station by the pipeline owner.

EXTERNAL FINANCING REQUIREMENTS:

         The revised capital expenditures have reduced the amount of external financing expected to be required by the company. The company's previous forecast for external financing needs for the 2001 through 2004 period was $2.3 billion. The revised forecast for external financing for the same period is less than $1.6 billion. The company had previously indicated that it would fund new external financing needs with 50 percent debt and 50 percent equity, but currently expects the funding to be more heavily weighted with equity. The company expects that by the end of 2002 it will have issued approximately half of the anticipated $1.6 billion 2001 through 2004 financing needs in the form of common equity and mandatorily convertible securities, including the $325 million of common equity through two offerings in 2001. The company is proceeding with its plans to issue mandatorily convertible securities in early 2002. In addition, the company plans to issue additional equity in the 2003 and 2004 period to further strengthen its balance sheet.

         The reduction in capital expenditures and the future issuance of additional equity is a part of TECO Energy's overall plan to strengthen its balance sheet and remain a strong investment grade credit.

         Additional financial information related to the company's fourth quarter and full- year results, including unaudited financial statements; segment revenues and operating income; and electric and gas volumes is available in the Investor Relations section of TECO Energy's web site at WWW.TECOENERGY.COM.

         TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions.


Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: completion of our audited financial statements; general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

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regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power
Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System as well as the margins at TECO Coalbed Methane and TECO Coal; energy price changes affecting TECO Power Services' merchant plants; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TECO Power Services' ability to successfully develop, construct, finance and operate its projects on schedule and within budget; TECO Power Services ability to obtain financing for its projects being constructed by NEPCO, (including resumption of funding for the Union and Gila River projects), and NEPCO's ability to complete these projects; TECO Energy's ability to find and successfully implement attractive investments in unregulated businesses; TECO Power Services' ability to sell the output of the merchant plants under construction at volumes and rates to recover the investment, the ability of TECO Energy's subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates and other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which credits could be impacted by changes in law, regulation or administration. Some of these factors are discussed more fully under "Investment Considerations" filed as Exhibit 99 in the company's quarterly report on Form 10-Q for the period ending June 30, 2001, and reference is made thereto.

                  SUMMARY INFORMATION (AS OF DECEMBER 31, 2001)

                                        THREE MONTHS           TWELVE MONTHS
                                            ENDED                  ENDED
                                      ================      ===================
(millions except per share amounts)
                                       2001      2000         2001       2000
                                      ------    ------      --------   --------
Revenues                              $657.8    $594.0      $2,648.6   $2,294.6
                                      ======    ======      ========   ========
Net income                            $ 64.8    $ 57.8      $  303.7   $  250.9


Earnings per share - basic            $ 0.47    $ 0.46      $   2.26   $   1.99

Earnings per share - diluted          $ 0.47    $ 0.44      $   2.24   $   1.97

Average common shares outstanding -    138.7     126.1         134.5      125.9
     basic
Average common shares outstanding -    139.3     127.3         135.4      126.3
     diluted


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